UNITED  STATES                     OMB  APPROVAL
               SECURITIES  AND  EXCHANGE  COMMISSION   OMB  Number:3235-0058
                     WASHINGTON, D.C. 20549            Expires: January 31, 2005
                                                       Estimated  average burden
                           FORM  12B-25                Hours  per response 2.50

                  NOTIFICATION  OF  LATE  FILING       SEC  FILE  NUMBER
                                                       000-30711
                                                       CUSIP  NUMBER
                                                       81412P  10  6


     (Check  One):{ X}  Form  10-K  {  }  Form 20-F { } Form 11-K {  } Form 10-Q
                                  {  }Form  N-SAR

For  Period  Ended:  June 30, 2003
{  }  Transition  Report  on  Form  10-K
{  }  Transition  Report  on  Form  20-F
{  }  Transition  Report  on  Form  11-K
{  }  Transition  Report  on  Form  10-Q
{  }  Transition  Report  on  Form  N-SAR
For  the  Transition  Period  Ended:  ___________________

  READ  INSTRUCTION  (ON BACK PAGE) BEFORE PREPARING FORM. PLEASE PRINT OR TYPE.
    Nothing  in  this  form  shall be construed to imply that the commission has verified  any  information  contained  herin.

 If  the notification relates to a portion of the filing checked above, identify the  item(s)  to  which  the  notification  relates:

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PART  I  --  REGISTRANT  INFORMATION

Security  Biometrics  ,  Inc.
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Full  Name  of  Registrant


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Former  Name  if  Applicable

1410  -  1030  West  Georgia  Street
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Address  of  Principal  Executive  Office  (Street  and  Number)

Vancouver,  BC,  Canada,  V6E  2Y3
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City,  State  and  Zip  Code

PART  II  --  RULES  12B-25(B)  AND  (C)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)


{ } (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;
{X} (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F,11-K or Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or


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     portion thereof will be filed on or before the fifth calendar day following the  prescribed  due  date;  and
{ } (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART  III  --  NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report portion thereof, could not be filed within the prescribed time period.

There has been a significant turnover in management of the Registrant, partly due to the death of its former Chief Executive Officer. New management has focused its attention to learning the operations of the Registrant. Accordingly, the information necessary to complete the annual report 10-KSB of the Registrant could not be obtained on a timely basis without unreasonable effort or expense.

PART  IV--  OTHER  INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

    William Moore                     917                          733-6289
---------------------         ------------------              ------------------
    (Name)                        (Area Code)                 (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s). {X} Yes { } No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof? { } Yes {X} No

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

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                            Security  Biometrics,  Inc.
                  (Name  of  Registrant  as  Specified  in  Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date     26  September 2003      By  /s/  William Moore
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